Exhibit 99.1

INVESTORS FINANCIAL SERVICES CORP. ANNOUNCES

ELECTION OF RICHARD P. BOYATZI AS DIRECTOR

Contact:	John N. Spinney, Jr.
(617) 937-3500
john.spinney@ibtco.com

BOSTON, MA, January 6, 2006 - Investors Financial Services Corp. (Nasdaq: IFIN) today announced an increase in the size of its Board of Directors to eight and the election of Richard P. Boyatzi to the Board.  Mr. Boyatzi was also elected to the Board of Investors Bank & Trust Company, the Company’s wholly-owned subsidiary.  Mr. Boyatzi is the seventh independent director on each Board.

During his 27-year career in consulting with PriceWaterhouseCoopers and IBM, Mr. Boyatzi served the financial services industry with a focus on investment management.  Mr. Boyatzi also brings significant international experience, having spent six years leading PriceWaterhouseCoopers’ financial services consulting practice in the United Kingdom.

“We are pleased to welcome Dick to the Board,” stated Kevin J. Sheehan, Chairman and Chief Executive Officer.  “Dick brings significant experience to the Board and we believe he will be a valuable contributor to the Company.”

Investors Financial Services Corp. provides services for a variety of financial asset managers including mutual fund complexes, investment advisors, banks, and insurance companies.  Through our wholly-owned subsidiary, Investors Bank & Trust Company, we provide core services including middle office outsourcing, global custody, multicurrency accounting, and mutual fund administration, as well as ancillary services including foreign exchange, securities lending, cash management, and investment advisory services.  Offices are located in the United States, Canada, Cayman Islands, and Ireland.  Visit Investors Financial Services Corp. on the web at www.ibtco.com.